FOR IMMEDIATE RELEASE:
----------------------

         MEDIA CONTACT:                            INVESTOR CONTACT:
         Curt Ritter, 212-492-8989                 Susan Hyde, 212-492-1151
         critter@wpcarey.com                       shyde@wpcarey.com
         Media Kit: www.wpcarey.com/MediaKit       IR Kit: www.wpcarey.com/IRKit
                    ------------------------        ---------------------

                         THE W. P. CAREY GROUP ANNOUNCES
                          FIRST QUARTER 2004 DIVIDENDS

     NEW YORK, NY, March 23, 2004 -- The Boards of Directors of Corporate Property Associates 16 - Global (CPA(R):16 - Global), CPA(R):15, CPA(R):14, CPA(R):12 and Carey Institutional Properties Incorporated (CIP(R)) announced today the dividends for each company for the quarter ending March 31, 2004. The dividends are payable on April 15, 2004 to shareholders of record as of March 31, 2004.

     CPA(R):16 - Global, CPA(R):15, CPA(R):14, CPA(R):12 and CIP(R) are members of the $6 billion W. P. Carey Group of income generating, publicly held, non-traded real estate investment trusts (REITs) managed by W. P. Carey & Co. LLC. The Group invests in single-tenant corporate properties through the net lease or sale-leaseback financing structure.

     o CPA(R):16 - Global's initial dividend was $0.001236 per share per day that an investor was a shareholder of record.

     o    CPA(R):15's dividend increased to $.1569 per share.

     o    CPA(R):14's dividend increased to $.1894 per share.

     o    CPA(R):12's dividend remained at $.2067 per share.

     o    CIP(R)'s dividend increased to $.2144 per share.

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.

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